Exhibit 99.1

GOLDFIELD ELECTRICAL CONSTRUCTION UNIT NAMES NEW PRESIDENT

JOHN DAVIS TO HEAD SOUTHEAST POWER

MELBOURNE, Florida, December 6, 2012 - The Goldfield Corporation (NYSE MKT: GV) today announced the election of John W. Davis III, 39, as President and chief executive officer of Southeast Power Corporation, its electrical construction subsidiary, effective January 1, 2013. Through Southeast Power, Goldfield, headquartered in Florida, is a leading provider of construction services to electric utilities, with operations primarily in the southeastern, mid-Atlantic, and western regions of the United States.

Mr. Davis joined Southeast Power in 2009 as Vice President in its newly organized foundation construction operations and, since 2011, has been chief operating officer of Southeast Power. He succeeds Robert L. Jones, who is retiring as President of Southeast Power at year-end after 46 years of service.

Goldfield also announced the election of Steven Bray, 49, and Jason Johnston, 43, as Vice Presidents at Southeast Power. Mr. Bray, who joined Southeast Power earlier this year, has 30 years of experience in the electrical services industry, with expertise in transmission, distribution, substation and utility-scale solar installations. Mr. Johnston joined Southeast Power in 2009 and has had over 25 years’ experience in all phases of foundation construction.

John H. Sottile, President of Goldfield, said that “the election of Mr. Davis and the other officers recognize the leadership of this team in helping to grow the geographic footprint of Southeast Power’s electrical construction operations in strong market areas.” “We have expanded westward into Texas from our traditional Florida/southeastern base — and plan to strengthen our mid-Atlantic operations”, Mr. Sottile added.

About Goldfield

Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry primarily in the southeastern, mid-Atlantic, and western regions of the United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities. Goldfield is also involved, to a much lesser extent, in real estate development activities on Florida’s east coast.

This press release includes forward-looking statements based on our current expectations. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our electrical construction operations include, among others: the level of construction activities by public utilities; the concentration of revenue from a limited number of utility customers; the timing and duration of construction projects for which we are engaged; our ability to estimate accurately with respect to fixed price construction contracts; and heightened competition in the electrical construction field, including intensification of price competition. Factors that may affect the results of our real estate development operations include, among others: the continued weakness in the Florida real estate market; the level of consumer confidence; our ability to acquire land; increases in interest rates and availability of mortgage financing to our buyers; and increases in construction and homeowner insurance and the availability of insurance. Factors that may affect the results of all of our operations include, among others: adverse weather; natural disasters; effects of climate changes; changes in generally accepted accounting principles; ability to obtain necessary permits from regulatory agencies; our ability to maintain or increase historical revenue and profit margins; general economic conditions, both nationally and in our region; adverse legislation or regulations; availability of skilled construction labor and materials, and material increases in labor and material costs; and our ability to obtain additional and/or renew financing. Other important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company’s Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield’s other filings with the Securities and Exchange Commission, which are available on Goldfield’s website: http://www.goldfieldcorp.com.

For further information, please contact:

The Goldfield Corporation

Phone: (321) 724-1700

Email: investorrelations@goldfieldcorp.com